                                                                             15.


                                                                      Exhibit 11


                             CALCULATION OF AVERAGE
                          NUMBER OF SHARES OUTSTANDING
                            (In thousands of shares)



                          Thirteen Weeks Ended    Twenty-Six Weeks Ended
                          --------------------    ----------------------
                           July 3,    July 4,       July 3,     July 4,
                            1994       1993          1994        1993
                          --------  ----------    ---------    ----------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                      11,713    11,750          11,713     11,798

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards         ---       ---             ---          15

Repurchase of Class B
common stock (weighted)        (50)     ---              (25)       (43)

Unexercised stock option
equivalent shares com-
puted under the "treasury
stock method"                    4         5               5          5
                            ------    ------          ------     ------

Average number of
shares outstanding
during the period           11,667    11,755          11,693     11,775
                            ======    ======          ======     ======